Exhibit 99.1

IMMEDIATE NEWS RELEASE

SCHMITT INDUSTRIES COMPLETES SALE OF 28TH STREET PROPERTY

PORTLAND, OR, November 11, 2021 – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced the sale of the 28th Street building for $5.1 million with net proceeds of $4.7 million. The transaction was funded and closed on November 10, 2021 following a 21-day review process and 3 day close.

Michael Zapata, Chairman and CEO of Schmitt, commented, “We are pleased to announce the sale of the 28th Street property. This sale is in line with our strategic value creation goal and provides us the funding flexibility to continue to focus on development of our business lines and strategic Ample Hills growth.”

Schmitt continues to own and evaluate strategic alternatives for its remaining Nicolai Street buildings in Portland.

About Schmitt Industries

Schmitt is a holding company owning subsidiaries engaged in diverse business activities. The Company was originally incorporated under the laws of British Columbia, Canada, in 1984 and was reincorporated under the laws of the State of Oregon in 1995. Schmitt’s operating businesses include propane tank monitoring solutions, precision measurement solutions and ice cream production and distribution. The Company operates as two reportable segments: the Measurement Segment (“SMS”) and the Ice Cream Segment, which is comprised of Ample Hills Creamery, a beloved ice cream manufacturer and retailer based in Brooklyn, NY.

For more information contact: Michael Zapata, Chairman and CEO (503) 227-7908 or visit www.schmitt-ind.com